Exhibit 14(a)(2)(3)(iii)



                            CERTIFICATE OF AMENDMENT
                                     TO THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                          FRANKLIN CAPITAL CORPORATION

     THE UNDERSIGNED, being the Secretary of Franklin Capital Corporation (the "Corporation"), hereby certifies that:

     FIRST: The name of the Corporation is Franklin Capital Corporation

     SECOND: The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 31, 1987.

     THIRD: Article four of said Certificate of Incorporation is hereby amended in its entirety as follows:

     The total number of shares of stock which the Corporation shall have authority to issue is Ten Million (10,000,000) shares consisting of Five Million (5,000,000) shares of common stock, and the par value of each such share is one dollar and Five Million (5,000,000) shares of Preferred Stock, and the par value of each such share is one dollar.

     The Board of Directors is expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series and as may be permitted by the General Corporation Law of the State of Delaware, including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions.

     FOURTH: The foregoing amendment was declared advisable and unanimously adopted by the board of directors of the Corporation on August 13, 1999 and approved by a majority of the stockholders of the Corporation at the annual meeting of the Corporation held on September 10, 1999.

     FIFTH: The forgoing amendment has been duly adopted in accordance with the provisions of Subchapter VIII, Section 242 of the General Corporation Law of the State of Delaware.

     IN  WITNESS  WHEREOF,   Franklin   Capital   Corporation  has  caused  this
Certificate of Amendment to be issued this 18th day of February, 2000.


                                                   FRANKLIN CAPITAL CORPORATION

                                                   By: /s/
                                                       -------------------------
                                                           Spencer L. Brown
                                                           Secretary




                                       2